Exhibit 99.1

AMRI Announces Third Quarter 2016 Results

Albany, NY (November 8, 2016) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter ended September 30, 2016 and reiterated its outlook for 2016.

Highlights:

•	Contract revenue of $151.7 million, up 50% from the third quarter 2015

•	Reported contract margins of 19%; non-GAAP contract margins of 30%

•	Reported basic and diluted EPS $(0.57); non-GAAP diluted EPS of $0.17

•	Recurring royalty revenue of $1.1 million

•	Reported net loss of $(23.4) million; non-GAAP net income of $7.2 million

•	Adjusted EBITDA of $25.5 million, up 55% from the third quarter 2015
•	Reaffirms 2016 outlook

Non-GAAP contract margins, non-GAAP net income, non-GAAP diluted EPS and adjusted EBITDA are non-GAAP financial measures. For a discussion of these measures and reconciliations to U.S. GAAP measures, see “Non-GAAP Financial Measures” and Tables 1, 2 and 3.

“We delivered another solid quarter, highlighted by strong organic growth in Discovery and Development Services, strong operational effectiveness in our Drug Product business, and with the closing of the Euticals acquisition, a significantly expanded API business,” said William S. Marth, AMRI’s president and chief executive officer. Strategically, our acquisitions have helped us establish a vast and responsive global development and manufacturing network, an extensive portfolio of unique APIs that have high barriers to entry, and expanded technical capabilities in areas such as sterile API, fermentation and monobactams that complement our organic business.

Additionally, through organic growth initiatives such as the Compound Library Consortium, our expansion into extractable and leachables testing and building additional sterile capacity through innovative alliances, we have continued to enhance our ability to fulfill the complex needs of pharmaceutical and biotechnology companies across all areas of the drug discovery, development and commercialization spectrum.

We are confident in our outlook for the remainder of 2016 and believe our strategy to acquire and organically grow in technologically challenging businesses is strengthening and positioning AMRI to be a premier provider of services to the pharmaceutical industry and positions us well for long-term growth.”

Third Quarter 2016 Results

Total revenue for the third quarter of 2016 was $152.7 million, an increase of 46%, compared to total revenue of $104.6 million reported in the third quarter of 2015.

Total contract revenue for the third quarter of 2016 was $151.7 million, an increase of 50%, compared to $101.4 million reported in the third quarter of 2015, due primarily to the acquisition of Euticals, which closed on July 11, 2016. Contract margins reported under GAAP were 19% in the third quarter of 2016, compared with 21% for the third quarter of 2015. Non-GAAP contract margins were 30 % for the third quarter of 2016, compared with 25% for the third quarter of 2015. The improvement in non-GAAP contract margins was driven largely by growth within our Discovery and Development Services (DDS) business, and higher operational effectiveness and a favorable product mix in our Drug Product (DP) business.

Recurring royalty revenue in the third quarter of 2016 was $1.1 million, down from $3.2 million in the third quarter of 2015, reflecting a change in estimate of the second quarter royalties receivable related to Allergan’s sales of mixed amphetamine salts.

Research and development expense in the third quarter of 2016 was $4.6 million, up from $1.9 million in the third quarter 2015, reflecting increased investment in collaboration agreements and our Active Pharmaceutical Ingredients (API) portfolio.

Reported net loss was $(23.4) million, or $(0.57) per basic and diluted share, in the third quarter of 2016, compared to a reported net loss of $(4.2) million, or $(0.12) per basic and diluted share in the third quarter of 2015. Non-GAAP net income in the third quarter of 2016 was $7.2 million or non-GAAP earnings per diluted share of $0.17, compared to non-GAAP net income of $5.1 million or non-GAAP earnings per diluted share of $0.14 for the third quarter of 2015.

Adjusted EBITDA in the third quarter of 2016 was $25.5 million, an increase of $9.0 million or 55% compared to the third quarter 2015.

For a reconciliation of non-GAAP financial measures to U.S. GAAP financial measures for the 2016 and 2015 reporting periods, please see Tables 1, 2 and 3 at the end of this press release.

Year-to-Date Results

Total revenue for the nine-month period ended September 30, 2016 was $379.1 million, an increase of 37% compared to total revenue of $275.9 million reported for the nine-month period ended September 30, 2015.

Contract revenue for the nine-month period ended September 30, 2016 was $371.0 million, an increase of 42% compared to $261.7 million reported for the nine-month period ended September 30, 2015, due primarily to the acquisition of Euticals and Gadea. Contract margins reported under GAAP were 23% for the nine-month period ended September 30, 2016, compared with 22% for the nine-month period ended September 30, 2015. Non-GAAP contract margins were 30% for the nine-month period ended September 30, 2016, compared with 25% for the nine-month period ended September 30, 2015.

Recurring royalty revenue for the nine-month period ended September 30, 2016 was $8.2 million, a decrease of 43% from $14.2 million for the nine-month period ended September 30, 2016 due to the expiration of Allegra (fexofenadine) royalties in the second quarter of 2015. Recurring royalty revenue for the nine-month period ended September 30, 2016 includes $5.8 million from the net sales of mixed amphetamine salts sold by Allergan and royalties from an API sourced from our business in Spain.

Research and development expense for the nine month period ended September 30, 2016 was $11.3 million, up from $2.8 million for the nine-month period ended September 30, 2015, due to increased investment in collaboration agreements and our API portfolio.

Reported net loss was $(54.8) million, or $(1.48) per basic and diluted share for the nine-month period ended September 30, 2016, compared to a reported net loss of $(4.1) million, or $(0.12) per basic and diluted share for the nine-month period ended September 30, 2015. Non-GAAP net income for the nine-month period ended September 30, 2016 was $22.3 million or non-GAAP earnings per diluted share of $0.59, compared to non-GAAP net income of $18.9 million or non-GAAP earnings per diluted share of $0.56 for the nine-month period ended September 30, 2015.

Adjusted EBITDA for the nine-month period ended September 30, 2016 was $65.4 million, an increase of $16.8 million or 35% compared to the nine-month period ended September 30, 2015.

Segment Results

Active Pharmaceutical Ingredients (API)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2016	2015	2016	2015

API Contract Revenue	$89,568	$56,158	$209,717	$134,003
API Royalty Revenue	1,057	3,294	8,152	8,697
API Total Revenue	$90,625	$59,452	$217,869	$142,700

Cost of Contract Revenue	$78,034	$43,410	$165,234	$100,427

Gross Profit, excluding royalties	$11,534	$12,748	$44,483	$33,576
Gross Profit, including royalties	$12,591	$16,042	$52,635	$42,273

Gross Margin, excluding royalties	12.9%	22.7%	21.2%	25.1%
Gross Margin, including royalties	13.9%	27.0%	24.2%	29.6%

Non-GAAP Gross Profit, excluding royalties (1)	$25,338	$16,245	$65,301	$37,463
Non-GAAP Gross Margin, excluding royalties (1)	28.3%	28.9%	31.1%	28.0%

Non-GAAP Gross Profit, including royalties (1)	$26,395	$19,539	$73,453	$46,160
Non-GAAP Gross Margin, including royalties (1)	29.1%	32.9%	33.7%	32.3%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin as a percentage of contract revenue.

API contract revenue for the third quarter of 2016 increased 59% compared to the third quarter of 2015, primarily due to $40.2 million of incremental revenue from the acquisition of Euticals, partially offset by lower organic revenue, associated with the timing of product transfers from the Holywell, UK site closure.

API contract margin excluding royalties, determined under GAAP for the third quarter of 2016 decreased 10 percentage points compared to the third quarter of 2015, inclusive of the impact of acquisition accounting associated with Euticals. API non-GAAP contract margin excluding royalties for the third quarter of 2016 decreased slightly from 29% in the third quarter of 2015 to 28% in the third quarter of 2016, reflecting the margins realized on Euticals’ revenue.

API royalty revenue in the third quarter of 2016 declined $2.2 million, reflecting a change in estimate of the second quarter royalties related to Allergan’s sales of mixed amphetamine salts.

For the nine-month period ended September 30, 2016, API contract revenue increased $75.7 million or 57%, due primarily to $51.4 million and $40.2 million of incremental revenue from the acquisitions of Gadea Pharmaceuticals and Euticals respectively, partially offset by lower organic revenue associated with the timing of product transfers from the Holywell, UK site closure.

API contract margin excluding royalties determined under GAAP for the nine-month period ended September 30, 2016 decreased 4 percentage points compared to the nine-month period ended September 30, 2015, inclusive of the impact of acquisition accounting adjustments associated with the acquisitions of Gadea Pharmaceuticals and Euticals. API non-GAAP contract margin excluding royalties for the nine-month period ended September 30, 2016 increased 3 percentage points compared to the nine-month period ended September 30, 2015, driven by the margins realized on Gadea Pharmaceuticals’ revenues.

Drug Discovery Services (DDS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2016	2015	2016	2015

DDS Contract Revenue (1)	$28,465	$21,521	$77,488	$60,733
Cost of Contract Revenue (1)	18,212	15,551	53,745	45,136
Contract Gross Profit	$10,253	$5,970	$23,743	$15,597
Contract Gross Margin	36.0%	27.7%	30.6%	25.7%

Non-GAAP Contract Gross Profit (2)	$10,844	$6,408	$25,434	$16,759
Non-GAAP Contract Gross Margin (2)	38.1%	29.8%	32.8%	27.6%

(1) A portion of the 2015 amounts were reclassified from DDS to DP to better align business activities within our reporting segments.

(2) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin as a percentage of contract revenue.

DDS contract revenue for the third quarter of 2016 increased 32% compared to the third quarter of 2015, due primarily to incremental revenue of $4.3 million from the acquisitions of Whitehouse Labs and Euticals, and organic growth in the underlying business.

DDS contract margin determined under GAAP increased 8 percentage points in the third quarter of 2016 as compared to the third quarter of 2015. DDS non-GAAP contract margin increased 8 percentage points for the third quarter of 2016 as compared to the third quarter of 2015, driven by the margins realized on Whitehouse Laboratories’ revenue and greater efficiencies in discovery services.

For the first nine months of 2016, DDS contract revenue increased 28%, due primarily to an increase in analytical services revenue, including $9.4 million of incremental revenue from the acquisition of Whitehouse Laboratories, and organic growth in discovery services.

DDS contract margin determined under GAAP for the nine-month period ended September 30, 2016 increased 5 percentage points compared with the nine-month period ended September 30, 2015. DDS non-GAAP contract margin for the nine-month period ended September 30, 2016 increased 5 percentage points from the nine-month period ended September 30, 2015, driven by the margins realized on Whitehouse Laboratories’ revenues and operational efficiencies.

Drug Product (DP)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2016	2015	2016	2015

DP Contract Revenue (1)	$24,547	$23,669	$74,670	$66,970
Cost of Contract Revenue (1)	17,881	21,243	56,725	57,448
Contract Gross Profit	$6,666	$2,426	$17,945	$9,522
Contract Gross Margin	27.2%	10.2%	24.0%	14.2%

Non-GAAP Contract Gross Profit (2)	$6,966	$2,402	$18,802	$10,323
Non-GAAP Contract Gross Margin (2)	28.4%	10.1%	25.2%	15.4%

(1) A portion of the 2015 amounts were reclassified from DDS to DP to better align business activities within our reporting segments.

(2) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin as a percentage of contract revenue.

DP contract revenue for the third quarter of 2016 increased 4% compared to the third quarter 2015, primarily due to organic growth.

DP GAAP contract margin for the third quarter 2016 increased 17 percentage points compared to the third quarter of 2015. DP non-GAAP contract margin for the third quarter of 2016 increased 18 percentage points compared to the third quarter of 2015, primarily due to strong operational effectiveness at our Albuquerque, N.M. commercial manufacturing facility.

DP contract revenue for the nine-month period ended September 30, 2016 increased 11% compared to the nine-month period ended September 30, 2015, primarily due to the addition of Gadea Pharmaceuticals’ and organic revenue growth.

DP contract margin determined under GAAP for the nine-month period ended September 30, 2016 increased 10 percentage points compared to the nine-month period ended September 30, 2015. DP non-GAAP contract margin for the nine-month period ended September 30, 2016 increased 10 percentage points compared to the nine-month period ended September 30, 2015, driven by enhanced operating efficiencies at our Albuquerque, N.M. commercial manufacturing facility.

Fine Chemicals (FC)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2016	2015	2016	2015

FC Contract Revenue	$9,101	$-	$9,101	$-
Cost of Contract Revenue	9,359	-	9,359	-
Contract Gross Profit	$(258)	-	$(258)	-
Contract Gross Margin	-2.8%	-	-2.8%	-

Non-GAAP Contract Gross Profit (1)	$2,386	-	$2,386	-
Non-GAAP Contract Gross Margin (1)	26.2%	-	26.2%	-

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin as a percentage of contract revenue.

Fine Chemicals (FC) is a new reporting segment for AMRI resulting from the acquisition of Euticals. Consequently, there are no comparative prior period amounts. Non-GAAP contract gross profit and margin reflect the impact of acquisition accounting inventory adjustments associated with the acquisition of Euticals.

Liquidity and Capital Resources

At September 30, 2016, AMRI had cash, cash equivalents and restricted cash of $45.0 million, compared to $31.4 million at June 30, 2016. The increase in cash and cash equivalents for the quarter ended September 30, 2016 was primarily due to net proceeds from long-term debt financing of $185.5 million, partially offset by the use of $143.3 million for the purchase of Euticals (net of cash and debt assumed), $13.0 million for capital expenditures, $10.0 million for operations, and $6.6 million of repayments net of receipts on short-term borrowings.

At December 31, 2015, AMRI had cash, cash equivalents and restricted cash of $52.3 million. The decrease in cash and cash equivalents for the nine months ended September 30, 2016 was primarily due to the use of $143.3 million for the purchase of Euticals (net of cash and debt assumed), $38.0 million for capital expenditures, $44.9 million of debt payments, and $6.6 million of repayments net of receipts on short-term borrowings, partially offset by net proceeds from long-term debt financing of $219.8 million and cash generated by operating activities of $5.2 million.

Financial Outlook

AMRI’s guidance takes into account a number of factors, including expected financial results for 2016, anticipated tax rates and shares outstanding.

AMRI’s estimates for full year 2016, are as follows:

•	Full Year 2016 revenue of $590 to $615 million, reflecting approximately $123 million of incremental revenue from Euticals, an increase of 50% at the midpoint, including:
o	DDS revenue of approximately $110 million
o	API revenue of approximately $356 million
o	DP revenue of approximately $107 million
o	FC revenue of approximately $18 million
o	Royalty revenue of $10 to $11 million
•	GAAP contract margin of approximately 22%; Non-GAAP contract margin of approximately 29%
•	GAAP selling, general and administrative expenses of approximately 21% of revenue; Non-GAAP selling, general and administrative expenses of approximately 15% of revenue

•	R&D expense of approximately $15 million

•	GAAP diluted EPS between $(1.49) and $(1.39); Non-GAAP diluted EPS between $1.03 and $1.11, based on an average fully diluted share count of approximately 39 million shares

•	Capital expenditures of approximately $48 million

For a reconciliation of non-GAAP financial measures to U.S. GAAP financial measures for the full year 2016 reporting period, please see Table 4 at the end of this press release.

Third Quarter Results Conference Call

AMRI will host a conference call and webcast today at 8:30 a.m. ET to discuss third quarter 2016 results. The conference call can be accessed by dialing (866) 208-5728 (domestic calls) or (224) 633-1279 (international calls) at 8:20 a.m. ET and entering passcode 3694774. The webcast and supplementing slides can be accessed on the Company’s website at www.amriglobal.com.

A replay of the conference call can be accessed for 24 hours at (855) 859-2056 (domestic calls) or (404) 537-3406 (international calls) and entering passcode 49003667. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), Drug Product (DP), and Fine Chemicals (FC). For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all of the estimates under “Financial Outlook” and statements regarding, among other things, the integration of the Euticals business and its financial impact, the performance of the Company’s previously acquired higher margin businesses, the strength of the Company’s commercial operations and prospects, projections regarding future revenues and financial performance, and the Company’s momentum and long-term growth. The words “outlook”, “guidance”, “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. The Company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company’s control. Factors that could cause such differences include, but are not limited to, the ability of the Company to successfully integrate the Euticals business and achieve the expected financial results; ongoing headwinds in the U.S. and other world economies which could lead to overall softness in the markets the Company serves; difficulty in raising new capital to support the Company’s business, including financing our debt obligations, capital expenditures and acquisitions; trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the success of the sales of the products for which the Company receives royalties; the risk that the Company will not be able to replicate either in the short or long term the revenue stream that has historically been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the Company’s ability to enforce its intellectual property and technology rights; the Company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the Company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the Company’s ability to integrate past or future acquisitions, and make such acquisitions accretive to the Company’s business model; the Company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the Company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission (SEC) on March 30, 2016, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 as filed with the SEC on August 5, 2016 and the Company's other SEC filings. The financial guidance offered by senior management with respect to 2016 represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Financial Measures

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of contract gross profit, contract gross margin, net income, and earnings per diluted share, adjusted to exclude certain charges (and gains when applicable) that relate to specific events or transactions, such as impairment charges, restructuring charges, executive transition costs, business acquisition costs, realized and unrealized gains and losses on foreign currency transactions related to business acquisitions, non-recurring professional fees, ERP implementation costs, insurance recoveries on business interruption events, and gains on sales of facilities in the 2016 and 2015 periods presented. Management typically excludes these amounts when evaluating our operating performance and believes that the resulting non-GAAP measures provide investors with a consistent basis for comparison across periods and, therefore, are useful to investors in assessing our operating performance.

Our U.S. GAAP measures are also adjusted to exclude certain non-cash charges (and gains when applicable) such as non-cash debt interest and amortization charges, share-based compensation expense, acquisition accounting inventory adjustments, and acquisition accounting depreciation and amortization for the periods presented for 2016 and 2015. Management typically excludes the amounts described above when evaluating our operating performance and believes that the resulting non-GAAP measures are useful to investors in assessing our operating performance.

We have also presented the non-GAAP measure of adjusted EBITDA, which in addition to the items excluded above, further excludes the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit.

We believe presentation of our non-GAAP measures enhances an overall understanding of our historical financial performance because we believe these measures are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for the related GAAP measures. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1-3.

A reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures has been included in Table 4.

Contacts:

Investors

Patty Eisenhaur

AMRI Investor Relations

patty.eisenhaur@amriglobal.com

518-512-2936

Media

Gina Rothe

AMRI Communications

gina.rothe@amriglobal.com

518-512-2512

Carolyn Hawley

Canale Communications

Carolyn@canalecomm.com

619-849-5382

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data (unaudited)

	September 30,	December 31,
(Dollars in thousands)	2016	2015

Cash and cash equivalents	$44,756	$49,343
Restricted cash	$242	$2,966
Accounts receivable, net	$126,898	$110,427
Royalty income receivable	$4,099	$6,184
Inventory	$201,901	$89,231
Total current assets	$404,248	$280,245
Property and equipment, net	$376,121	$209,508
Total assets	$1,258,083	$865,567

Total current liabilities	$182,543	$99,096
Long-term debt, excluding current installments, net of unamortized discount	$606,112	$373,692
Total liabilities	$920,085	$578,344
Total stockholders’ equity	$337,998	$287,223
Total liabilities and stockholders’ equity	$1,258,083	$865,567

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Contract revenue	$151,681	$101,348	$370,976	$261,706
Recurring royalties	1,057	3,231	8,152	14,238
Total revenue	152,738	104,579	379,128	275,944

Cost of contract revenue	123,486	80,204	285,063	203,011
Technology incentive award	-	(6)	-	554
Research and development	4,642	1,903	11,289	2,778
Selling, general and administrative	37,304	21,219	89,828	55,211
Restructuring and other charges	2,967	709	6,094	3,828
Impairment charges	-	540	201	3,155
Total operating expenses	168,399	104,569	392,475	268,537

(Loss) Income from operations	(15,661)	10	(13,347)	7,407

Interest expense, net	(12,714)	(6,318)	(26,914)	(12,532)
Other (expense) income, net	(549)	798	(7,207)	1,901

Loss before income taxes	(28,924)	(5,510)	(47,468)	(3,224)

Income tax (benefit) expense	(5,499)	(1,340)	7,292	862

Net loss	$(23,425)	$(4,170)	$(54,760)	$(4,086)

Basic loss per share	$(0.57)	$(0.12)	$(1.48)	$(0.12)

Diluted loss per share	$(0.57)	$(0.12)	$(1.48)	$(0.12)

Table 1: Reconciliation of three and nine months ended September 30, 2016 and 2015 reported contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin:

Non-GAAP Measures	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2016	2015	2016	2015

Consolidated Contract Revenue, as reported	$151,681	$101,348	$370,976	$261,706
Consolidated Cost of Contract Revenue, as reported	123,486	80,204	285,063	203,011
Consolidated Contract Gross Profit, as reported	28,195	21,144	85,913	58,695

add: Share-based compensation expense	217	246	920	723
add: Acquisition accounting inventory adjustments	12,923	3,126	19,581	3,126
add: Acquisition accounting depreciation	4,199	539	5,509	2,001
Non-GAAP Consolidated Contract Gross Profit	$45,534	$25,055	$111,923	$64,545
Consolidated Contract Gross Margin, as reported	18.6%	20.9%	23.2%	22.4%
Non-GAAP Consolidated Contract Gross Margin	30.0%	24.7%	30.2%	24.7%

DDS Segment Contract Revenue, as reported	$28,465	$21,521	$77,488	$60,733
DDS Segment Cost of Contract Revenue, as reported	18,212	15,551	53,745	45,136
DDS Segment Contract Gross Profit, as reported	10,253	5,970	23,743	15,597

add: Share-based compensation expense	105	147	647	449
add: Acquisition accounting inventory adjustments	199	-	199	-
add: Acquisition accounting depreciation	287	291	845	713
Non-GAAP DDS Segment Contract Gross Profit	$10,844	$6,408	$25,434	$16,759
DDS Segment Contract Gross Margin, as reported	36.0%	27.7%	30.6%	25.7%
Non-GAAP DDS Segment Contract Gross Margin	38.1%	29.8%	32.8%	27.6%

API Segment Contract Revenue, as reported	$89,568	$56,158	$209,717	$134,003
API Segment Cost of Contract Revenue, as reported	78,034	43,410	165,234	100,427
API Segment Contract Gross Profit, as reported	11,534	12,748	44,483	33,576

add: Share-based compensation expense	83	69	169	189
add: Acquisition accounting inventory adjustments	10,363	3,126	17,021	3,126
add: Acquisition accounting depreciation	3,358	302	3,628	572
Non-GAAP API Segment Contract Gross Profit	$25,338	$16,245	$65,301	$37,463
API Segment Contract Gross Margin, as reported	12.9%	22.7%	21.2%	25.1%
Non-GAAP API Segment Contract Gross Margin	28.3%	28.9%	31.1%	28.0%

DP Segment Contract Revenue, as reported	$24,547	$23,669	$74,670	$66,970
DP Segment Cost of Contract Revenue, as reported	17,881	21,243	56,725	57,448
DP Segment Contract Gross Profit, as reported	6,666	2,426	17,945	9,522

add: Share-based compensation expense	29	30	104	85
add: Acquisition accounting depreciation	271	(54)	753	716
Non-GAAP DP Segment Contract Gross Profit	$6,966	$2,402	$18,802	$10,323
DP Segment Contract Gross Margin, as reported	27.2%	10.2%	24.0%	14.2%
Non-GAAP DP Segment Contract Gross Margin	28.4%	10.1%	25.2%	15.4%

FC Segment Contract Revenue, as reported	$9,101	$-	$9,101	$-
FC Segment Cost of Contract Revenue, as reported	9,359	-	9,359	-
FC Segment Contract Gross Profit, as reported	(258)	-	(258)	-

add: Acquisition accounting inventory adjustments	2,361		2,361
add: Acquisition accounting depreciation	283	-	283	-
Non-GAAP FC Segment Contract Gross Profit	$2,386	$-	$2,386	$-
FC Segment Contract Gross Margin, as reported	-2.8%	-	-2.8%	-
Non-GAAP FC Segment Contract Gross Margin	26.2%	-	26.2%	-

Table 2: Reconciliation of the three and nine months ended September 30, 2016 and 2015 reported net (loss) income and (loss) earnings per diluted share to non-GAAP net income and non-GAAP diluted earnings per share:

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited) and

Reconciliation of Non-GAAP Adjustments

	Three Months Ended
(Dollars in thousands, except for per share data)	September 30, 2016				September 30, 2015
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
Contract revenue	$151,681	$-		$151,681	$101,348	$-		$101,348
Recurring royalties	1,057	-		1,057	3,231	-		3,231
Total revenue	152,738	-		152,738	104,579	-		104,579

Cost of contract revenue	123,486	(17,339	)(a)(b)(d)	106,147	80,204	(3,899	)(a)(b)(c)	76,305
Technology incentive award	-	-		-	(6)	-		(6)
Research and development	4,642	(109	)(e)	4,533	1,903	(2	)(e)	1,901
Selling, general and administrative	37,304	(12,886	)(f)(g)(h)(i)(j)(k)	24,418	21,219	(5,537	)(f)(g)(h)(i)(j)(k)	15,682
Restructuring and other charges	2,967	(2,967	)(l)	(0)	709	(709	)(l)	(0)
Impairment charges	-	-		-	540	(540	)(m)	-
Total operating expenses	168,399	(33,301)		135,098	104,569	(10,687)		93,882

(Loss) income from operations	(15,661)	33,301		17,640	10	10,687		10,697

Interest expense, net	(12,714)	5,331	(n)	(7,383)	(6,318)	2,694	(n)	(3,624)
Other (expense) income, net	(549)	779	(o)	230	798	-		798

(Loss) income before income taxes	(28,924)	39,412		10,488	(5,510)	13,382		7,872

Income tax expense	(5,499)	8,746	(p)	3,247	(1,340)	4,105	(p)	2,765

Net (loss) income	$(23,425)	$30,666		$7,241	$(4,170)	$9,277		$5,107

Basic (loss) earnings per share	$(0.57)	$0.75		$0.18	$(0.12)	$0.27		$0.15

Diluted (loss) earnings per share	$(0.57)	$0.74	(q)	$0.17	$(0.12)	$0.26	(q)	$0.14

(a)	Acquisition accounting depreciation in 2016 and 2015 of $4,199 and $521, respectively.
(b)	Share-based compensation expense in 2016 and 2015 of $217 and $246, respectively.
(c )	Acquisition accounting inventory adjustments associated with the acquisition of Gadea in 2015 of $3,132
(d)	Acquisition accounting inventory adjustments associated with the acquisition of Euticals in 2016 of $12,923.
(e)	Acquisition accounting depreciation in 2016 and 2015 of $109 and $2, respectively.
(f)	Acquistion accounting depreciation and amortization in 2016 and 2015 of $3,034 and $1,306, respectively.
(g)	Share-based compensation expense in 2016 and 2015 of $1,533 and $1,550, respectively.
(h)	Business acquistion costs in 2016 and 2015 of $6,775 and $1,630, respectively.
(i)	Executive transition charges in 2016 and 2015 of $0 and $469, respectively.
(j)	ERP implementation costs in 2016 and 2015 of $1,544 and $467, respectively.
(k)	Non-recurring professional fees in 2016 and 2015 of $0 and $115, respectively, associated with the defense of an open securities litigation matter .
(l)	Restructuring and other charges in 2016 relate primarily to the Company's reorganization actions associated with the Euticals acquisition, Singapore and Holywell, UK facilities, partially offset by a reduction in lease obligation reserves

Restructuring and other charges in 2015 relate primarily to the closure of the company's Holywell, UK facility.

(m)	Impairment charges in 2015 relate to property, plant, and equipment charges associated with the closure of the Company's Holywell, UK facility.
(n)	Represents debt-related non-cash interest and amortization charges.
(o)	Loss on hedge transaction associated with the Euticals purchase price of $779 in 2016.
(p)	Income tax effects of non-GAAP adjustments included in income before income taxes in 2016 and 2015
(q)	Weighted average share counts utilized in computing non-GAAP diluted EPS in 2016 and 2015 of 42,055,497 and 35,712,142, respectively.

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited) and

Reconciliation of Non-GAAP Adjustments

	Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2016				September 30, 2015
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
Contract revenue	$370,976	$-		$370,976	$261,706	$-		$261,706
Recurring royalties	8,152	-		8,152	14,238	-		14,238
Total revenue	379,128	-		379,128	275,944	-		275,944

Cost of contract revenue	285,063	(26,010	)(a)(b)(c)(d)	259,053	203,011	(5,847	)(a)(b)(c)	197,164
Technology incentive award	-	-		-	554	-		554
Research and development	11,289	(109	)(e)	11,180	2,778	(2	)(e)	2,776
Selling, general and administrative	89,828	(28,491	)(f)(g)(h)(i)(j)(k)	61,337	55,211	(13,102	)(f)(g)(h)(i)(j)(k)	42,109
Restructuring and other charges	6,094	(6,094	)(l)	-	3,828	(3,828	)(l)	(0)
Impairment charges	201	(201	)(m)	-	3,155	(3,155	)(m)	-
Total operating expenses	392,475	(60,905)		331,570	268,537	(25,934)		242,603

(Loss) income from operations	(13,347)	60,905		47,558	7,407	25,934		33,341

Interest expense, net	(26,914)	10,905	(n)	(16,009)	(12,532)	6,220	(n)	(6,312)
Other (expense) income, net	(7,207)	7,022	(o)(p)	(185)	1,901	(600	)(q)	1,301

(Loss) income before income taxes	(47,468)	78,833		31,365	(3,224)	31,555		28,331

Income tax expense	7,292	1,800	(r)(s)	9,092	862	8,605	(r)	9,467

Net (loss) income	$(54,760)	$77,033		$22,273	$(4,086)	$22,950		$18,864

Basic (loss) earnings per share	$(1.48)	$2.08		$0.60	$(0.12)	$0.70		$0.58

Diluted (loss) earnings per share	$(1.48)	$2.07	(t)	$0.59	$(0.12)	$0.68	(t)	$0.56

(a)	Acquisition accounting depreciation in 2016 and 2015 of $5,509 and $1,982, respectively.
(b)	Share-based compensation expense in 2016 and 2015 of $920 and $733, respectively.
(c)	Acquisition accounting inventory adjustments associated with the acquisition of Gadea in 2016 and 2015 of $6,658 and $3,132, respectively.
(d)	Acquisition accounting inventory adjustments associated with the acquisition of Euticals in 2016 of $12,923.
(e)	Acquisition accounting depreciation in 2016 and 2015 of $109 and $2, respectively.
(f)	Acquisition accounting depreciation and amortization in 2016 and 2015 of $6,536 and $2,721, respectively.
(g)	Share-based compensation expense in 2016 and 2015 of $5,444 and $4,083, respectively.
(h)	Business acquistion costs in 2016 and 2015 of $12,255 and $3,302, respectively.
(i)	Executive transition charges in 2016 and 2015 of $7 and $1,405, respectively.
(j)	ERP implementation costs in 2016 and 2015 of $3,649 and $765, respectively.
(k)	Non-recurring professional fees in 2016 and 2015 of $600 and $826, respectively, primarily associated with the defense of an open securities ligitation matter.
(l)	Restructuring and other charges in 2016 relate primarily to the Company's reorganization actions associated with the Euticals acquisition, Singapore and Holywell, UK facilities, partially offset by a reduction in lease obligation reserves

Restructuring and other charges in 2015 relate primarily to the closure of the company's Holywell, UK facility.

(m)	Impairment charges in 2016 relate to intellectual property assets associated with one of the Company's proprietary drug discovery programs.

Impairment charges in 2015 relate to property, plant, and equipment charges associated with the closure of the Company's Holywell, UK facility.

(n)	Represents debt-related non-cash interest and amortization charges.
(o)	Gain on sale of Syracuse, NY facility, which was closed in 2014.
(p)	Foreign exchange losses associated with the Euticals purchase of $7,180 in 2016.
(q)	Insurance recovery - business interruption in 2015.
(r)	Income tax effects of non-GAAP adjustments included in income before income taxes in 2016 and 2015
(s)	Income tax expense related to the establishment of a valuation allowance on the Company's U.S. deferred tax assets of $8,467 in 2016.
(t)	Weighted average share counts utilized in computing non-GAAP diluted EPS in 2016 and 2015 of 37,819,024 and 33,934,222, respectively.

Table 3: Reconciliation of the three and nine months ended September 30, 2016 and 2015 reported net (loss) income to adjusted EBITDA:

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net (loss) income, as reported	$(23,425)	$(4,170)	$(54,760)	$(4,086)
Income tax (benefit) expense	(5,499)	(1,340)	7,292	862
Interest expense, net	12,714	6,318	26,914	12,532
Depreciation and amortization	15,011	6,908	31,291	18,670
EBITDA	(1,199)	7,716	10,737	27,978
Impairment charges	-	540	201	3,155
Restructuring and other charges	2,967	709	4,951	3,828
Executive transition costs	-	469	7	1,405
Business acquisition costs	6,777	1,630	12,257	3,302
Purchase accounting inventory adjustments	12,923	3,081	19,581	3,081
ERP Implementation costs	1,544	467	3,649	765
Non-recurring professional fees	-	115	600	826
Share-based compensation expense	1,750	1,796	6,364	4,816
Insurance recovery - business interruption	-	-	-	(600)
Gain on sale of facility	-	-	(158)	-
Foreign exchange loss on acquisition	779	-	7,180	-
Adjusted EBITDA	$25,541	$16,523	$65,369	$48,556

Table 4: Reconciliation of forward-looking non-GAAP financial measures to forward-looking GAAP financial measures:

Reconciliation of GAAP net loss and GAAP diluted loss per share to non-GAAP net income and non-GAAP diluted earnings per share (Dollars in thousands)

	Low	High
GAAP net loss	$(57)	$(53)

Restructuring and other charges	10	10
Business acquisition costs	13	13
Acquisition accounting inventory adjustments	30	30
Acquisition accounting depreciation and amortization	20	20
ERP Implementation costs	4	4
Non-recurring professional fees	1	1
Non-cash debt interest and amortization charges	16	16
Share-based compensation expense	8	8
Insurance recovery - business interruption	(7)	(7)
Foreign exchange loss on acquisition	7	7
Tax effect for above items	(13)	(13)
Non-recurring income tax adjustments	8	8
Non-GAAP net income	$40	$44

GAAP diluted loss per share	$(1.49)	$(1.39)
Non-GAAP diluted earnings per share	$1.03	$1.11

Reconciliation of GAAP contract gross profit and GAAP contract gross margin to non-GAAP contract gross profit and non-GAAP gross margin

GAAP contract gross margin	22%
add: acquisition accounting inventory adjustments	5%
add: acquisition accounting depreciation	2%
Non-GAAP contract gross margin	29%

Reconciliation of GAAP SG&A as a percentage of contract revenue to non-GAAP SG&A as a percentage of contract revenue

GAAP Selling, general and administrative expense	21%
deduct: share based compensation expense	(1)%
deduct: acquisition accounting depreciation and amortization	(2)%
deduct: business acquisition costs	(2)%
deduct: ERP implementation costs	(1)%
Non-GAAP Selling, General, and Administrative Expense	15%